Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:	Investor Relations John Eldridge (206) 272-6571 j.eldridge@f5.com
Public Relations Alane Moran (206) 272-6850 a.moran@f5.com
F5 Receives NASDAQ Staff Determination Letter
Seattle, Washington—August 15, 2006—F5 Networks today announced that it received a NASDAQ Staff Determination letter on August 14, 2006 indicating that the company is not in compliance with the filing requirements for continued listing as set forth in NASDAQ Marketplace Rule 4310(c)(14) and that the Company’s common stock is, therefore, subject to delisting from The NASDAQ Global Market. Marketplace Rule 4310(c)(14) requires the company to make on a timely basis all filings with the Securities and Exchange Commission, as required by the Securities Exchange Act of 1934, as amended. As anticipated, the letter was issued in accordance with NASDAQ procedures due to the delayed filing of the company’s Form 10-Q for the quarter ended June 30, 2006. The Company will request a hearing before a NASDAQ Listing Qualification Panel to review the Staff Determination. The hearing request will stay the suspension of the company’s securities pending the Panel’s decision, and the company’s securities will continue to be traded on The NASDAQ Global Market in the interim. There can be no assurance that the Panel will grant the company’s request for continued listing.
As previously announced, the company has delayed filing its Form 10-Q to allow for completion of an ongoing review of its practices related to granting of stock options and related matters by a special committee of the company’s board of directors. The company intends to file its Quarterly Report on Form 10-Q, together with any restated historical financial statements, as soon as possible after the completion of the special committee’s review.
Forward Looking Statements
This Press Release contains statements that are forward-looking in nature, including statements about the status of the listing of the company securities on The NASDAQ Global Market. These statements are just predictions and involve risks and uncertainties, such that actual results may differ significantly. These risks include, but are not limited to, the possibility that NASDAQ may deny the company’s requests, and as a result, delist the Company’s common stock; and in the event that the company is successful in obtaining its requests from NASDAQ, the company may still not be able to

F5 Networks Announces Results for Second Quarter of Fiscal 2006	page 2 of 2
file the requisite periodic reports on a timely basis or otherwise comply with the NASDAQ listing requirements, which may also result in the delisting of the company’s common stock. More information about potential risk factors that could affect the company’s business and financial results is included in the company’s annual report on Form 10-K for the fiscal year ended September 30, 2005, and other public filings with the Securities and Exchange Commission.
About F5 Networks
F5 Networks is the global leader in Application Delivery Networking. F5 provides solutions that make applications secure, fast, and available for everyone, helping organizations get the most out of their investment. By adding intelligence and manageability into the network to offload applications, F5 optimizes applications and allows them to work faster and consume fewer resources. F5’s extensible architecture intelligently integrates application optimization, protects the application and the network, and delivers application reliability — all on one universal platform. The company is headquartered in Seattle, Washington with offices worldwide. Additional information about F5 is available on the company’s website (www.f5.com) and in its SEC filings.
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